Exhibit 99.2

TRANSACTION FACT SHEET
MidAmerican Energy Holdings Company has agreed to purchase Constellation Energy for $4.7 billion, or $26.50 per share. An Agreement and Plan of Merger between the companies was approved by both companies’ boards of directors and signed Sept. 19, 2008.
On Sept. 22, 2008, pursuant to a Stock Purchase Agreement between the companies, MidAmerican made a $1 billion investment in Constellation Energy. In exchange, Constellation Energy issued to MidAmerican $1 billion of convertible preferred equity, yielding 8 percent.
The Agreement and Plan of Merger is subject to, among other things, shareholder and customary federal, state and international regulatory approvals. The companies have completed applications for all necessary regulatory approvals, including filings made with the Maryland Public Service Commission, the New York Public Service Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission.
Constellation Energy has filed proxy materials with the Securities and Exchange Commission proposing a special meeting of Constellation Energy shareholders to be held for the purpose of voting on the proposed merger with MidAmerican. A date has not yet been set for the special meeting.
The Agreement and Plan of Merger expires June 19, 2009, nine months after its execution, but will be extended by an additional three months as long as all conditions other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009.

As of Dec. 31, 2007

Operating Revenues	$12.4 billion	$21.2 billion

Total Assets	$39.2 billion	$21.9 billion

Customers (total electric and natural gas)	6.9 million	1 .9 million*

• Electric	6.2 million	1.2 million*
• Natural Gas	702,000	646,000*

Total Generation Capacity	Approximately 20,000** megawatts	Approximately 8,700 megawatts of owned generation capacity

Total Employees	Approximately 17,200	Approximately 10,200

*	Baltimore Gas and Electric Company regulated electric and natural gas distribution customers, including combination customers

**	Owned, contracted and in operation, construction and advanced development
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TRANSACTION DELIVERS SIGNIFICANT BENEFITS
The agreement with MidAmerican provides the best solution to
Constellation Energy’s customers, employees, investors and communities
MidAmerican commitments concerning Baltimore Gas and Electric Company
Financial Stability: An immediate $1 billion cash infusion — combined with the long-term stability as part of MidAmerican and its corporate parent, Berkshire Hathaway — positions Constellation Energy for future growth and success.
Rate Commitments: The total potential benefit to BGE customers from MidAmerican’s rate commitments could be as much as $70 million.
•	MidAmerican has proposed to cut in half the 5 percent cap that was to apply to any increase in an electric distribution rate case filed by BGE in 2009. The rate cap on the 2009 electric distribution rate increase was negotiated between BGE and various state interests in March of this year.

•	MidAmerican commits to not file the next BGE electric distribution and natural gas distribution rate cases until January 2011.

•	As a result, there will be no increase in BGE’s gas and electric base distribution rates in 2010 and the first half of 2011.

•	No costs related to any severance or change-in-control payments to Constellation Energy staff will be included in BGE rates.

•	MidAmerican has a strong track record of buying and building upon strong companies. The company’s strong track record and commitment to Maryland provide a high likelihood of a successful close.
Employee and Community Support:
•	There are no plans for a reduction in force at BGE as a direct result of the transaction.

•	Corporate headquarters of BGE will remain in Baltimore, and BGE will continue to operate autonomously with local management.

•	BGE will continue to be a prominent contributor to charitable and community activities.

•	Economic development programs will be enhanced.
Long-Term Investment: MidAmerican will support BGE as it makes infrastructure investments to meet customer needs.
Ring-Fencing: The provisions being proposed by MidAmerican will result in a ring-fencing structure that provides significant protection to BGE from being involuntarily subject to a bankruptcy of MidAmerican, Constellation Energy or any affiliate other than a subsidiary of BGE.
MidAmerican commitments concerning Constellation Energy
MidAmerican recognizes that Constellation Energy has a significant presence within Baltimore and Maryland.
•	Constellation Energy corporate headquarters will remain in Baltimore, and the company will continue to operate autonomously with local management.

•	Constellation Energy will continue to be a prominent contributor to charitable and community activities.

•	At the time the transaction closes, MidAmerican will match Constellation Energy’s donation to the Constellation Energy Group Foundation, resulting in a total endowment increase of $36 million to support future charitable endeavors for the long-term benefit of the Baltimore community and the state of Maryland.

•	MidAmerican fully supports Constellation Energy’s comprehensive 2008 settlement reached with Maryland political and regulatory leaders, which includes priority development of a nuclear plant at Calvert Cliffs.

•	MidAmerican supports Constellation Energy’s strategic initiatives that are underway to sell its upstream gas business and sell or recapitalize its international coal and freight business.
New generation and transmission in Maryland
MidAmerican commits to play a significant part in implementing the policies enacted by the state. MidAmerican and its affiliates have extensive experience in the construction and operation of regulated and merchant generation and transmission.
October 2008